EXHIBIT 99.1

HEICO Reports Record Sales and Operating Income in Fourth Quarter and Full Year Results

50% Increase in Full Year Operating Income and 40% Increase in Full Year Net Income on 45% Increase in Net Sales Represent All-Time Records; Fourth Quarter Operating Income Increase of 37% on 44% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, Dec. 20, 2006 (PRIME NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported net income increased 40% to a record $31,888,000, or $1.20 per diluted share, for the fiscal year ended October 31, 2006 from $22,812,000, or 87 cents per diluted share, for the fiscal year ended October 31, 2005. Net income for the fourth quarter of fiscal 2006 increased 41% to $9,321,000, or 35 cents per diluted share, from $6,625,000, or 25 cents per diluted share, in the fourth quarter of fiscal 2005.

Operating income increased 50% to a record $66,867,000 for the fiscal year ended October 31, 2006 from $44,649,000 for the fiscal year ended October 31, 2005. For the fourth quarter of fiscal 2006, operating income increased 37% to a record $17,573,000 from $12,806,000 in the fourth quarter of fiscal 2005.

Net sales increased 45% to a record $392,190,000 for the fiscal year ended October 31, 2006 from $269,647,000 for the fiscal year ended October 31, 2005. For the fourth quarter of fiscal 2006, net sales increased 44% to a record $109,825,000 from $76,524,000 in the fourth quarter of fiscal 2005.

Fiscal 2006 net income reflects the benefit of a tax credit for qualified research and development activities claimed for certain prior years, which increased net income by $1,002,000, or 4 cents per diluted share, for the full year and increased net income by $767,000, or 3 cents per diluted share, for the fourth quarter of fiscal 2006.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased to report record quarterly results for the seventh consecutive quarter. Our full-year fiscal 2006 results also represent all-time sales, operating income and net income records. Our Flight Support Group and our Electronic Technologies Group reported increased net sales of 60% and 14%, respectively, over the fourth quarter of fiscal 2005. In addition, both groups reported higher net sales for full fiscal 2006 over fiscal 2005, with the Flight Support Group reporting a 44% increase and the Electronic Technologies Group reporting a 48% increase. The sales increase within both Groups reflects recent strategic acquisitions as well as strong organic growth. Organic revenue growth within the Flight Support Group and the Electronic Technologies Group approximated 14% and 8%, respectively, in fiscal 2006 when compared to net sales in fiscal 2005.

"Operating income of our Flight Support Group increased 43% to $46.8 million for the fiscal year ended October 31, 2006 up from $32.8 million for the fiscal year ended October 31, 2005 and increased 75% to $13.0 million for the fourth quarter of fiscal 2006 up from $7.4 million for the fourth quarter of fiscal 2005. Operating margins of the Flight Support Group were 16.9% in the fiscal year ended October 31, 2006 versus 17.1% for the fiscal year ended October 31, 2005 and 16.5% in the fourth quarter of fiscal 2006 versus 15.2% in the fourth quarter of fiscal 2005. The slight decrease in the full year operating margin reflects a less favorable product mix, including the expected impact of lower margins realized on products distributed by Seal Dynamics and Arger Enterprises, which were acquired in November 2005 and May 2006, respectively.

"Operating income of our Electronic Technologies Group increased 62% to $34.0 million for the fiscal year ended October 31, 2006 up from $21.0 million for the fiscal year ended October 31, 2005 and increased to $9.0 million in the fourth quarter of fiscal 2006 up from $8.9 million for the fourth quarter of fiscal 2005. Operating margins of the Electronic Technologies Group rose to 29.6% for the fiscal year ended October 31, 2006 from 27.0% in the fiscal year ended October 31, 2005 and were 28.8% in the fourth quarter of fiscal 2006 versus 32.5% for the fourth quarter of fiscal 2005. The increase in operating income and operating margin of the Electronic Technologies Group for the full year of fiscal 2006 over fiscal 2005 reflects both the increase in net sales and higher operating margins resulting principally from a favorable product mix, including a higher margin product mix contributed by some of our recent acquisitions. The decrease in the operating margin of the Electronic Technologies Group in the fourth quarter of fiscal 2006 when compared to the fourth quarter of fiscal 2005 is due principally to a less favorable product sales mix.

"Our consolidated operating margin improved to 17.0% for the fiscal year ended October 31, 2006 from 16.6% for the fiscal year ended October 31, 2005, but decreased to 16.0% in the fourth quarter of fiscal 2006 from 16.7% in the fourth quarter of fiscal 2005 principally reflecting the lower operating margins within the Electronic Technologies Group.

"Cash flow from operating activities for fiscal 2006 totaled a record $46.9 million versus $35.8 million in fiscal 2005. The increase is principally due to an increase in net income, minority interests' share of income, and depreciation and amortization, along with an increased tax benefit from stock options. These increases were partially offset by an increase in net operating assets required to support the larger sales volumes.

"As we look to fiscal 2007 and beyond, we believe our commitment to develop new products and services, increasing product demand from our customers, our strong financial position and our ability to identify select acquisition opportunities, provide the foundation for continued growth in sales and earnings.

"Based on current market conditions, we are targeting fiscal 2007 twelve-month net sales and operating income growth in the range of 18% to 20% over fiscal 2006 and diluted net income per share in the range of $1.37 to $1.39. These targets include our recent acquisitions but exclude the impact of additional acquisitions, if any.

"Fiscal 2007 cash flow from operating activities should approximate $50 million to $54 million and our capital expenditures budget for fiscal 2007 approximates $19 million.

"We remain confident our disciplined business model will provide opportunity for long-term sustainable growth."

As previously announced, HEICO will hold a conference call on Thursday, December 21, 2006 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S./Canada/International/Local (641) 297-7768, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID 7HEICO (or "743426"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local (641) 297-5263 and enter Passcode/Conference ID 7HEICO (or "743426").

There are currently approximately 15.1 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                    Twelve Months Ended October 31,
                                   ---------------------------------
                                        2006                2005
                                   -------------       -------------
 Net sales                         $ 392,190,000       $ 269,647,000
 Cost of sales                       249,677,000         168,651,000
 Selling, general and
  administrative expenses             75,646,000          56,347,000
                                   -------------       -------------
 Operating income                     66,867,000          44,649,000
 Interest expense                     (3,523,000)         (1,136,000)
 Interest and other income               639,000             528,000
                                   -------------       -------------
 Income before income taxes
  and minority interests              63,983,000          44,041,000
 Income tax expense                   20,900,000          16,100,000
                                   -------------       -------------
 Income before minority interests     43,083,000          27,941,000
 Minority interests'
  share of income                     11,195,000           5,129,000
                                   -------------       -------------
 Net income                        $  31,888,000(a)    $  22,812,000
                                   =============       =============
 Net income per share:
  Basic                            $        1.27       $         .93
  Diluted                          $        1.20       $         .87

 Weighted average number of
  common shares outstanding:
   Basic                              25,084,532          24,460,185
   Diluted                            26,597,603          26,323,302

                                    Twelve Months Ended October 31,
                                   ---------------------------------
                                        2006                2005
                                   -------------       -------------

 Operating segment information:-(b)
  Net sales:
   Flight Support Group            $ 277,255,000       $ 191,989,000
   Electronic Technologies Group     115,021,000          77,821,000
   Intersegment sales                    (86,000)           (163,000)
                                   -------------       -------------
                                   $ 392,190,000       $ 269,647,000
                                   =============       =============
  Operating income:
   Flight Support Group            $  46,840,000       $  32,795,000
   Electronic Technologies Group      34,026,000          20,978,000
   Other, primarily corporate        (13,999,000)(c)      (9,124,000)
                                   -------------       -------------
                                   $  66,867,000       $  44,649,000
                                   =============       =============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                     Three Months Ended October 31,
                                   ---------------------------------
                                        2006                2005
                                   -------------       -------------
 Net sales                         $ 109,825,000       $  76,524,000
 Cost of sales                        70,485,000          46,852,000
 Selling, general and
  administrative expenses             21,767,000          16,866,000
                                   -------------       -------------
 Operating income                     17,573,000          12,806,000
 Interest expense                       (896,000)           (351,000)
 Interest and other income               274,000             107,000
                                   -------------       -------------
 Income before income taxes
  and minority interests              16,951,000          12,562,000
 Income tax expense                    4,707,000           4,670,000
                                   -------------       -------------
 Income before minority
  interests                           12,244,000           7,892,000
 Minority interests' share
  of income                            2,923,000           1,267,000
                                   -------------       -------------
 Net income                        $   9,321,000(a)    $   6,625,000
                                   =============       =============

 Net income per share:
    Basic                          $         .37       $         .27
    Diluted                        $         .35       $         .25

 Weighted average number of
 common shares outstanding:
   Basic                              25,345,446          24,565,034
   Diluted                            26,827,216          26,451,121

                                     Three Months Ended October 31,
                                   ---------------------------------
                                        2006                2005
                                   -------------       -------------
 Operating segment
  information: - (b)
   Net sales:
    Flight Support Group           $  78,669,000       $  49,140,000
    Electronic Technologies Group     31,163,000          27,400,000
    Intersegment sales                    (7,000)            (16,000)
                                   -------------       -------------
                                   $ 109,825,000       $  76,524,000
                                   =============       =============

   Operating income:
    Flight Support Group           $  13,008,000       $   7,448,000
    Electronic Technologies Group      8,990,000           8,903,000
    Other, primarily corporate        (4,425,000)(c)      (3,545,000)
                                   -------------       -------------
                                   $  17,573,000       $  12,806,000
                                   =============       =============

 HEICO CORPORATION
 Footnotes to Condensed Consolidated Statements of Operations
 (Unaudited)

 (a) Net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development
     activities claimed for certain prior years, which increased fiscal 2006 net income by $1,002,000, or $.04 per diluted share, and fiscal 2006 fourth quarter net income by $767,000, or $0.03 per diluted share.

 (b) During the third quarter of fiscal 2006, one of the Company's subsidiaries formerly included in the Electronic Technologies
     Group was reclassified to the Flight Support Group. Prior period amounts have been retroactively restated to reflect the revised segment classification.

 (c) Fiscal 2006 results reflect higher employee compensation costs
     ($2.0 million) as well as professional fees ($.7 million)
     associated with the qualified research and development activities tax credit claim. In addition, fiscal 2006 full year results include aggregate stock option expense (pretax) of $1,373,000, including $518,000 allocated to corporate expense.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                                As of October 31
                                          ---------------------------
                                              2006           2005
                                          ------------   ------------
 Cash and cash equivalents                $  4,999,000   $  5,330,000
 Accounts receivable, net                   65,012,000     47,668,000
 Inventories, net                           97,283,000     62,758,000
 Prepaid expenses and other
  current assets                            12,727,000     10,377,000
                                          ------------   ------------
    Total current assets                   180,021,000    126,133,000
 Property, plant and equipment, net         49,489,000     46,663,000
 Goodwill                                  275,116,000    248,229,000
 Other assets                               30,189,000     14,599,000
                                          ------------   ------------
    Total assets                          $534,815,000   $435,624,000
                                          ============   ============

 Current maturities of long-term debt     $     39,000   $     63,000
 Other current liabilities                  65,464,000     49,887,000
                                          ------------   ------------
   Total current liabilities                65,503,000     49,950,000
 Long-term debt, net of current
  maturities                                55,022,000     34,061,000
 Deferred income taxes                      28,052,000     22,431,000
 Other non-current liabilities               5,679,000      6,644,000
                                          ------------   ------------
   Total liabilities                       154,256,000    113,086,000
 Minority interests in consolidated
  subsidiaries                              63,301,000     49,035,000
 Shareholders' equity                      317,258,000    273,503,000
                                          ------------   ------------
   Total liabilities and
    shareholders' equity                  $534,815,000   $435,624,000
                                          ============   ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                             Twelve Months Ended
                                                 October 31,
                                         ----------------------------
                                             2006            2005
                                         ------------    ------------
 Operating Activities:
  Net income                             $ 31,888,000    $ 22,812,000
  Depreciation and amortization            10,565,000       7,409,000
  Deferred income tax provision             2,557,000       3,031,000
  Minority interests' share of income      11,195,000       5,129,000
  Tax benefit from stock option exercises   7,300,000       2,830,000
  Excess tax benefit from stock
   option exercises                        (1,550,000)             --
  Stock option compensation expense         1,373,000           2,000
  Increase in accounts receivable          (5,018,000)     (6,852,000)
  Increase in inventories                 (13,148,000)    (10,113,000)
  Increase in current liabilities             666,000      11,711,000
  Other                                     1,080,000        (151,000)
                                         ------------    ------------
   Net cash provided by
    operating activities                   46,908,000      35,808,000
                                         ------------    ------------
 Investing Activities:
  Acquisitions and related costs,
   net of cash acquired                   (58,117,000)    (41,500,000)
  Capital expenditures                     (9,964,000)     (8,273,000)
  Other                                       520,000       3,877,000
                                         ------------    ------------
    Net cash used in investing
     activities                           (67,561,000)    (45,896,000)
                                         ------------    ------------

 Financing Activities:
  Borrowings on revolving credit
   facility, net                           21,000,000      16,000,000
  Payments on short-term line
   of credit, net                          (2,000,000)             --
  Cash dividends paid                      (2,004,000)     (1,224,000)
  Proceeds from stock option exercises      5,071,000       1,746,000
  Excess tax benefit from stock
   option exercises                         1,550,000              --
  Distributions to minority
   interest owners                         (3,306,000)       (653,000)
  Other                                       (26,000)       (647,000)
                                         ------------    ------------
   Net cash provided by financing
    activities                             20,285,000      15,222,000
                                         ------------    ------------

 Effect of exchange rate
  changes on cash                              37,000         (18,000)
                                         ------------    ------------

 Net (decrease) increase in cash
  and cash equivalents                       (331,000)      5,116,000
 Cash and cash equivalents at
  beginning of year                         5,330,000         214,000
                                         ------------    ------------
 Cash and cash equivalents at
  end of year                            $  4,999,000    $  5,330,000
                                         ============    ============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590